[Key Technology, Inc. Letterhead]


FOR IMMEDIATE RELEASE                         CONTACT:     Thomas Madsen
June 18, 1998                                              President/CEO
                                                           Key Technology, Inc.
                                                           (509) 529-2161



               KEY TECHNOLOGY, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

         WALLA WALLA, Wash.-- June 18, 1998- The Board of Directors of Key Technology, Inc. (NASDAQ: KTEC) today announced the adoption of a Shareholder Rights Plan to assist its shareholders in realizing fair value and equal treatment in the event of any future unsolicited efforts to acquire control of the Company and to protect the Company and its shareholders against coercive takeover tactics.

         Under the Shareholder Rights Plan, a dividend of one Share Purchase Right is being declared for each share of Common Stock outstanding at the close of business on June 30, 1998. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

         The Rights generally will not be exercisable until a person or group acquires 15% or more of the Common Stock of the Company or is determined by the Board of Directors to be an "adverse person" (as defined in the Rights Agreement) holding at least 10% of the Common Stock of the Company. In that event, and unless an acquisition is approved by the Board of Directors, each Right will entitle the holder, other than the unapproved acquiror, to buy, at a price of 50% of the then current market value of such shares, the number of shares of the Company's Common Stock purchasable for the Right's then current exercise price. In addition, if the Rights were triggered by such a non-approved acquisition attempt and the Company thereafter was acquired in a merger in which all shareholders were not treated alike, shareholders with unexercised Rights would be entitled to purchase common stock of the acquiror with a value of twice the exercise price of the Rights.

         The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on November 14, 2007.

                                      # # #

          Key Technology, an ISO-9000 certified company, is a leading designer and manufacturer of process automation systems, integrating electro-optical inspection and sorting, specialized conveying and product preparation equipment. Key(R) systems allow processors to improve quality, increase yield and reduce cost. With world-wide sales representation, the Company maintains a demonstration facility at its headquarters in Walla Walla, Washington, U.S.A. The Company's common stock trades on The Nasdaq Stock Market(SM) under the symbol: KTEC.